Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Grindr Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Equity	Grindr Inc. 2022 Equity Incentive Plan Common Stock, $0.0001 par value per share	Rule 457(c) and (h)	13,764,400(2)	$6.15(3)	$84,651,060.00	0.00011020	$9,328.55
Equity	Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan Common Stock, $0.0001 par value per share	Rule 457 (h)	4,093,594(4)	$8.37(5)	$34,263,381.78	0.00011020	$3,775.82
	TOTAL:		17,857,994		$118,914,441.78		$13,104.38

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant (“Common Stock”) which become issuable under the Grindr Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2022 Plan. To the extent that any awards outstanding under the 2022 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2022 Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $6.15, the average of the high ($6.32) and low ($5.98) price of the Common Stock on February 9, 2023, as reported on The New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement.

(4)
Represents shares of Common Stock reserved for issuance pursuant to stock option and restricted stock unit awards outstanding under the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) as of the date of this Registration Statement, which were assumed by the Registrant on November 18, 2022, pursuant to that certain Agreement and Plan of Merger, by and among Tiga Acquisition Corp. (“Tiga”), Tiga Merger Sub LLC (“Merger Sub”) and Grindr Group LLC, dated May 9, 2022, as amended by that certain First Amendment to the Agreement and Plan of Merger, by and among Tiga, Merger Sub, Tiga Merger Sub II LLC and Grindr Group LLC, dated as of October 5, 2022.

(5)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $8.37 per share, which is the weighted-average exercise price for options outstanding under the 2020 Plan.

(6)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) the fee rate in the amount of 0.00011020.